Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands, Inc. Announces Second Quarter 2018 Results

LOUISVILLE, KY. (August 8, 2018) -Turning Point Brands, Inc. (NYSE:TPB), a leading provider of Other Tobacco Products (“OTP”), today announced financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Results at a Glance
(Comparisons vs. same period year-ago)

✓	Net sales increased 12.5% to a record $81.1 million
✓	Gross profit increased 11.8% to a record $35.8 million
✓	Net income attributable to Turning Point Brands, Inc. increased 25.3% to $9.3 million
✓	Adjusted EBITDA was $17.2 million (see Schedule A for a reconciliation to net income)
✓	Diluted EPS of $0.47 and Adjusted Diluted EPS of $0.50 as compared to $0.38 and $0.35, respectively (see Schedule D for a reconciliation to Diluted EPS)
✓	Other highlights from the second quarter:
o	Stoker’s MST sets another record share on strong distribution gains
o	Zig-Zag delivers double-digit sales gains in MYO cigar wraps, Canadian rolling papers and U.S. papers on new product launches
o	Vapor Shark e-liquid manufacturing and logistics integrated into Louisville facility

Recent Events

The second quarter saw significant developments for the company surrounding strategic initiatives and working capital progression. In the quarter, TPB had one-time cash outflows including:

•
Completed the Vapor Supply acquisition, with purchase price consideration of $4.8 million, $1.0 million for related transaction expenses and $1.8 million to normalize depleted inventories at Vapor Supply

•	$6.5 million for a one-year loan made to a TPB supplier
•	$3.5 million to paydown the $2.0 million VaporBeast seller note and $1.5 million for escrow associated with the November 2016 VaporBeast acquisition
•	$2.0 million amortization on the 2018 Credit Facility

In June 2018, TPB distributed $1.9 million to former employees from assets within its defined benefit pension plan.  The lump sum payments were to certain former employees who opted to participate in the defined benefit pension plan buy-out program.  The second quarter non-cash charge for the lump sum payment distribution was $0.3 million and recorded as other pension costs in the quarter. After the distribution our defined benefit pension plan is overfunded by approximately $1.3 million.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

On August 7, 2018, the TPB board of directors declared a quarterly dividend of $0.04 per common share which will be paid on October 12, 2018, to shareholders of record on the close of business on September 21, 2018.

Management Observations on the Second Quarter 2018

“We are especially pleased with our achievements in the quarter and our progress thus far in 2018”, said Larry Wexler, President and CEO.  “Our focus brands, Stoker’s in smokeless, Zig-Zag in smoking and VaporBeast in NewGen each performed exceptionally well, as evidenced by robust increases in net sales and gross profit across all three of our segments, as compared to the year-ago quarter.”

Smokeless Products Segment (30% of total net sales in the quarter)

For the second quarter, Smokeless products net sales increased 10.8% to a record $24.4 million on the continuing growth of Stoker’s MST.  In the quarter, total Smokeless segment volume increased 6.5% and price/mix increased 4.3%.

Year-over-year industry volumes for chewing tobacco declined by approximately 3% in the quarter, while industry MST1 volumes were soft by approximately 1% to year-ago, according to MSAi.  Stoker’s outpaced the smokeless industry in the quarter, growing its MSAi share in both chewing tobacco and MST. Stoker’s MST cases shipped in the quarter rose by greater than 10%.

For the quarter, gross profit for the Smokeless segment increased 8.5% to a record $12.5 million.  Segment gross margin contracted 120 basis points to 51.3% due to a year-ago LIFO expense of ($0.4) million.  Absent the LIFO expense, gross margin increased 70 basis points from the year-ago quarter (see Schedule B for reconciliation).

“In the quarter, we continued to expand the retail distribution of Stoker’s MST products with good success, including a chain-wide expansion into Dollar General,” said Wexler.  “While the average dollar store is not equivalent to a standard c-store in terms of category volume, it is a growing channel and the distribution strengthens our position against a growing body of smokeless enthusiasts.  Furthermore, our early read on replenishment shipments to the chain is highly encouraging.”

Smoking Products Segment (36% of total net sales in the quarter)

1 TPB measures industry MST volumes excluding pouch and snus products.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

For the second quarter, net sales of Smoking products increased 8.5% to $29.3 million. Sales in the quarter for our focus Zig-Zag papers and cigar wraps were up $3.8 million, offset by a $1.2 million decrease related to our strategic decision to deemphasize the low margin cigar products business and our previously announced line rationalization of MYO tobacco. In the quarter, Smoking products volume increased 3.4% and price/mix increased 5.1%.

In the quarter, Zig-Zag retained its share leadership position in both premium cigarette papers and MYO cigar wraps.  Distribution expansion of the new Canadian paper products continues and was supplemented with additional products in the second quarter.  In the U.S., the new Zig-Zag Hemp papers introduction in late first quarter continues with positive trade enthusiasm.

According to MSAi, second quarter industry volumes for U.S. cigarette papers decreased by low-single-digits, while industry MYO cigar wraps generated mid-single-digit category expansion.

Smoking products gross profit for the quarter increased $1.1 million to $15.2 million, despite an adverse year-over-year euro exchange rate impact of $0.6 million.  Gross margin decreased to 51.8% compared with 52.2% for the year-ago quarter due principally to adverse exchange rates.

NewGen (New Generation) Products Segment (34% of total net sales in the quarter)

For the second quarter, NewGen segment net sales grew 18.7% to a record $27.4 million on continued VaporBeast momentum and two months of Vapor Supply sales.

Gross profit for the NewGen segment increased by $1.7 million over the year-ago quarter to a record $8.1 million.  Gross margin for the quarter expanded by 200 basis points to 29.5%, compared to the year-ago quarter.

For the quarter, VaporBeast’s key sales performance metrics indicate continued progress against our goal to grow sales in the existing store base, as evidenced by increases in both order sizes and order frequency.  Additionally, we continue to drive process improvements across the Vapor Shark platform to strengthen sales performance in both the company and franchise branded stores. The Vapor Shark e-liquid manufacturing and warehouse operations were integrated into our Louisville facility late in the second quarter.  At Vapor Supply, we are working towards integration and efficiency initiatives which we expect to realize in late fourth quarter of 2018.

“As we move into the third and fourth quarters, we will continue to focus on vapor integration and financial synergies,” said Wexler.  “Optimizing the platform efficiency and effectiveness is job one for the entire NewGen team.”

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.om | 502.774.9238

Other Events and Performance Measures in the Second Quarter

Second quarter 2018 consolidated SG&A expenses were $21.0 million compared to $18.3 million in 2017 due primarily to the inclusion of the Vapor Supply SG&A, transaction expenses and higher legal and litigation expenses associated with the previously announced anti-counterfeiting initiative.

2018 second quarter SG&A included $1.1 million of non-recurring charges including $1.0 million of Strategic expenses as compared to $0.4 million of Strategic a year-ago. These Strategic Initiatives include an investment banking fee of $0.5 million related to the Vapor Supply acquisition and $0.5 million of legal and financial due diligence expenses related primarily to the acquisition.

Absent the immediately aforementioned charges, SG&A as a percent of net sales was 24.6%.

Interest expense for the quarter dropped to $3.6 million, which is $0.5 million, or 11.6%, lower than the year-ago period.  The reduction is principally attributable to lower interest rates as a result of the first quarter 2018 refinancing in conjunction with lower debt levels as compared to 2017.

For the quarter, fully diluted weighted average shares outstanding were 19.8 million.

Second quarter 2018 diluted EPS was $0.47 while Adjusted diluted EPS was $0.50 (see Schedule D for reconciliation).

Second quarter 2018 Adjusted EBITDA of $17.2 million was up 9.4% to the year-ago period (See Schedule A for a reconciliation).

Capital expenditures in the second quarter 2018 totaled $0.6 million.

Total debt at June 30, 2018 was $210.3 million.  Net debt at June 30, 2018 was $206.9 million, compared to $199.4 million as of December 31, 2017, an increase of $7.5 million, primarily due to the spend described in Recent Events.  Net debt at June 30, 2018 to rolling twelve months Adjusted EBITDA was 3.4x (see Schedule C for a reconciliation).

2018 Outlook Update

As previously announced and based upon the current understanding of the 2018 FDA schedule, the company has identified products for 2018 rationalization and estimates that SKU discontinuations will unfavorably impact year-over-year net sales by approximately $3.5 million.  Sales impact from SKU discontinuations were $0.8 million in the first quarter and $0.8 million in the second quarter. The company anticipates 2018 net sales growth of 12% to 16%.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Excluding any acquisition related expenses, SG&A as a percent of net sales for the full year is expected to be in the 25% to 27% range.  Interest expense is currently expected to be $14 million, which includes $1 million non-cash deferred financing charges.

New product launch costs, including the $0.7 million recorded in the first quarter and $0.0 million in the second quarter are estimated to be approximately $1.9 million for the year.

The company now expects 2018 effective income tax rate to be 20%, down from the previously announced 24% due to state tax reform and higher stock option exercises. We expect to fully utilize our Federal net operating losses during 2018 when we will begin paying cash federal income taxes.

Capital expenditures for 2018 are expected to be on the lower end of the previously announced $2 to $3 million, due to capacity synergies from the Vapor Supply acquisition. These expenditures include one-time investments associated with logistics efficiency and integration activities.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Wednesday, August 8, 2018.  Investment community participants should dial in ten minutes ahead of time using the toll free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site one hour following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB, through its three focus brands,  Stoker’s® in Smokeless products, Zig-Zag® in Smoking products and the VaporBeast® distribution engine in NewGen products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	requirement to maintain compliance with master settlement agreement escrow account;

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•	our status as a “controlled company” could make our common stock less attractive to some investors or otherwise harm our stock price.

Contact:

Robert Lavan, Senior Vice President, CFO
ir@tpbi.com  (502) 774-9238

Financial Statements Follow:

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended June 30,
	2018	2017
Net sales	$81,101	$72,086
Cost of sales	45,306	40,076
Gross profit	35,795	32,010
Selling, general, and administrative expenses	20,993	18,351
Operating income	14,802	13,659
Interest expense	3,579	4,050
Interest income	(124)	(4)
Investment income	(144)	(89)
Net periodic benefit expense, excluding service cost	264	24
Income before income taxes	11,227	9,678
Income tax expense	1,908	2,795
Consolidated net income	9,319	6,883
Net loss attributable to non-controlling interest	-	(556)
Net income attributable to Turning Point Brands, Inc.	$9,319	$7,439

Basic income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.48	$0.39
Diluted income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.47	$0.38
Weighted average common shares outstanding:
Basic	19,268,625	18,886,418
Diluted	19,788,865	19,585,069

Supplemental disclosures of statement of income information:
Excise tax expense	$5,466	$5,028
FDA fees	$142	$150

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Six Months Ended June 30,
	2018	2017
Net sales	$155,043	$138,874
Cost of sales	87,439	79,136
Gross profit	67,604	59,738
Selling, general, and administrative expenses	43,061	35,230
Operating income	24,543	24,508
Interest expense	7,237	8,983
Interest income	(128)	(4)
Investment income	(239)	(203)
Loss on extinguishment of debt	2,384	6,116
Net periodic benefit expense, excluding service cost	221	116
Income before income taxes	15,068	9,500
Income tax expense	2,717	740
Consolidated net income	12,351	8,760
Net loss attributable to non-controlling interest	-	(556)
Net income attributable to Turning Point Brands, Inc.	$12,351	$9,316

Basic income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.64	$0.49
Diluted income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.62	$0.48
Weighted average common shares outstanding:
Basic	19,245,388	18,829,130
Diluted	19,787,846	19,565,522

Supplemental disclosures of statement of income information:
Excise tax expense	$10,351	$10,107
FDA fees	$294	$299

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	(unaudited) June 30, 2018	December 31, 2017
Current assets:
Cash	$3,433	$2,607
Accounts receivable, net of allowances of $47 in 2018 and $17 in 2017	5,688	3,248
Inventories	76,870	63,296
Other current assets	19,173	10,342
Total current assets	105,164	79,493
Property, plant, and equipment, net	9,243	8,859
Deferred income taxes	-	450
Deferred financing costs, net	974	630
Goodwill	134,620	134,620
Other intangible assets, net	27,224	26,436
Master Settlement Agreement (MSA) escrow deposits	30,229	30,826
Other assets	1,087	963
Total assets	$308,541	$282,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,733	$3,686
Accrued liabilities	14,104	18,694
Current portion of long-term debt	8,000	7,850
Revolving credit facility	16,000	8,000
Total current liabilities	51,837	38,230
Notes payable and long-term debt	186,349	186,190
Deferred income taxes	951	-
Postretirement benefits	3,932	3,962
Other long-term liabilities	379	571
Total liabilities	243,448	228,953

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares - 19,312,720 at June 30, 2018, and 19,210,633 at December 31, 2017	193	192
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	104,892	103,640
Accumulated other comprehensive loss	(3,227)	(2,973)
Accumulated deficit	(36,765)	(47,535)
Total stockholders' equity	65,093	53,324
Total liabilities and stockholders' equity	$308,541	$282,277

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Consolidated net income	$12,351	$8,760
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	2,384	6,116
Loss on sale of property, plant, and equipment	-	17
Depreciation expense	1,117	771
Amortization of other intangible assets	351	351
Amortization of deferred financing costs	474	530
Amortization of original issue discount	-	66
Deferred income taxes	1,443	371
Stock compensation expense	691	272
Changes in operating assets and liabilities:
Accounts receivable	(2,440)	(621)
Inventories	(10,348)	(4,035)
Other current assets	(4,463)	612
Other assets	249	(72)
Accounts payable	10,047	(629)
Accrued liabilities and other	(5,820)	(6,140)
Accrued postretirement liabilities	(71)	(3)
Net cash provided by operating activities	$5,965	$6,366

Cash flows from investing activities:
Capital expenditures	$(1,003)	$(567)
Restricted cash, MSA escrow deposits	(1,735)	1,012
Acquisitions, net of cash acquired	(4,797)	268
Issuance of note receivable	(6,500)	-
Net cash provided by (used in) investing activities	$(14,035)	$713

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from financing activities:
Proceeds from (payments of) 2018 first lien term loan, net	$158,000	$-
Proceeds from 2018 second lien term loan	40,000	-
Proceeds from 2018 revolving credit facility	16,000	-
Payment of dividends	(768)	-
Proceeds from (payments of) 2017 first lien term loans, net	(140,613)	143,538
Proceeds from (payments of) 2017 second lien term loan, net	(55,000)	55,000
Proceeds from (payments of) 2017 revolving credit facility, net	(8,000)	25,000
Payments of VaporBeast Note Payable	(2,000)	-
Proceeds from release of restricted funds	1,107	-
Payments of first lien term loan	-	(147,362)
Payments of second lien term loan	-	(60,000)
Payments of revolving credit facility	-	(15,083)
Payments of financing costs	(3,279)	(4,765)
Payments of Vapor Shark loans	-	(1,867)
Prepaid equity issuance costs	-	(164)
Exercise of options	607	1,097
Surrender of options	-	(1,000)
Redemption of options	-	(1,636)
Distribution to non-controlling interest	-	(4)
Net cash provided by (used in) financing activities	$6,054	$(7,246)

Net decrease in cash:	$(2,016)	$(167)

Cash, beginning of period:
Unrestricted	2,607	2,865
Restricted	4,709	3,889
Total cash at beginning of period	7,316	6,754

Cash, end of period:
Unrestricted	3,433	1,686
Restricted	1,867	4,901
Total cash at end of period	$5,300	$6,587

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less LIFO charges.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA and Adjusted diluted EPS exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended June 30,
	2018	2017
Net income attributable to Turning Point Brands, Inc.	$9,319	$7,439
Add:
Interest expense	3,579	4,050
Interest income	(124)	(4)
Income tax expense	1,908	2,795
Depreciation expense	557	417
Amortization expense	176	176
EBITDA	$15,415	$14,873
Components of Adjusted EBITDA
LIFO adjustment (a)	-	(302)
Pension/postretirement expense (b)	290	50
Stock options, restricted stock, and incentives expense (c)	492	175
Foreign exchange hedging (d)	(46)	(21)
Strategic initiatives (e)	1,030	444
New product launch costs (f)	-	533
Organizational development (g)	44	-
Adjusted EBITDA	$17,225	$15,752

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents product launch costs of our new product lines.
(g)	Represents costs associated with departmental restructuring.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Net income attributable to Turning Point Brands, Inc.	$12,351	$9,316
Add:
Interest expense	7,237	8,983
Interest income	(128)	(4)
Loss on extinguishment of debt	2,384	6,116
Income tax expense	2,717	740
Depreciation expense	1,117	771
Amortization expense	351	351
EBITDA	$26,029	$26,273
Components of Adjusted EBITDA
LIFO adjustment (a)	(57)	887
Pension/postretirement expense (b)	273	168
Stock options, restricted stock, and incentives expense (c)	689	220
Foreign exchange hedging (d)	-	(90)
Product line rationalizations (e)	1,008	-
Strategic initiatives (f)	1,629	771
New product launch costs (g)	682	1,161
Organizational development (h)	680	-
Adjusted EBITDA	$30,933	$29,390

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents costs associated with discontinued products related to product line rationalization.
(f)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(g)	Represents product launch costs of our new product lines.
(h)	Represents costs associated with departmental restructuring.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands)

	Consolidated		Consolidated
	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net sales	$81,101	$72,086	$155,043	$138,874
Cost of sales	45,306	40,076	87,439	79,136
Gross profit	35,795	32,010	67,604	59,738
Gross margin	44.1%	44.4%	43.6%	43.0%

LIFO adjustment (a)	-	(302)	(57)	887
Gross profit excluding LIFO	$35,795	$31,708	$67,547	$60,625

Gross margin excluding LIFO	44.1%	44.0%	43.6%	43.7%

	Smokeless Segment		Smokeless Segment
	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net sales	$24,410	$22,021	$45,157	$42,269
Cost of sales	11,877	10,468	21,631	21,400
Gross profit	12,533	11,553	23,526	20,869
Gross margin	51.3%	52.5%	52.1%	49.4%

LIFO adjustment (a)	-	(402)	(57)	722
Gross profit excluding LIFO	$12,533	$11,151	$23,469	$21,591

Gross margin excluding LIFO	51.3%	50.6%	52.0%	51.1%

	Smoking Segment		Smoking Segment
	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net sales	$29,328	$27,019	$56,324	$54,196
Cost of sales	14,148	12,902	27,980	26,379
Gross profit	15,180	14,117	28,344	27,817
Gross margin	51.8%	52.2%	50.3%	51.3%

LIFO adjustment (a)	-	100	-	165
Gross profit excluding LIFO	$15,180	$14,217	$28,344	$27,982

Gross margin excluding LIFO	51.8%	52.6%	50.3%	51.6%

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in thousands)

	June 30,		December 31,
	2018		2017

Cash	$3,433		$2,607

Total Debt	$210,349		$202,040

Net Debt	$206,916		$199,433

Leverage Ratio (a)	3.4	x	3.3	x

(a) Leverage ratio is calculated by net debt / adjusted EBITDA.

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
July 1, 2017 - June 30, 2018
(dollars in thousands)

	Rolling 12 Months	2nd Quarter 2018	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017

Net income attributable to Turning Point Brands, Inc.	$23,244	$9,319	$3,032	$3,519	$7,374
Add:
Interest expense	15,158	3,579	3,658	3,894	4,027
Interest income	(139)	(124)	(4)	(7)	(4)
Loss on extinguishment of debt	2,384	-	2,384	-	-
Income tax expense	9,257	1,908	809	3,430	3,110
Depreciation expense	1,972	557	560	434	421
Amortization expense	702	176	175	176	175

EBITDA	$52,578	$15,415	$10,614	$11,446	$15,103
Components of Adjusted EBITDA
LIFO adjustment	179	-	(57)	877	(641)
Pension/Postretirement expense	389	290	(17)	32	84
Stock option and incentives expense	1,137	492	197	222	226
Foreign exchange hedging (gain) loss	-	(46)	46	-	-
Strategic initiatives	2,991	1,030	599	1,143	219
New product launch costs	1,935	-	682	687	566
Product line rationalization	1,571	-	1,008	249	314
Bonus	107	-	-	107	-
Organizational development	680	44	636	-	-
Adjusted EBITDA	$61,567	$17,225	$13,708	$14,763	$15,871

Net Debt / 12 months ended June 30, 2018, rolling Adjusted EBITDA	3.4x

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule D

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS

(dollars in thousands except share data)	Three Months Ended June 30,
	2018	2017
GAAP EPS	$0.47	$0.38
LIFO adjustment (a)	-	(0.01)
Lump sum pension payment (b)	0.01	-
Strategic initiatives (c)	0.03	0.01
New product launch costs (d)	-	0.02
Impact of quarterly tax items to effective tax rate	(0.01)	(0.05)
Adjusted diluted EPS	$0.50	$0.35

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting tax effected at the quarterly effective tax rate.
(b)	Represents our non-cash curtailment expense of $306 tax effected at the quarterly effective tax rate.
(c)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses tax effected at the quarterly effective tax rate.
(d)	Represents product launch costs of our new product lines tax effected at the quarterly effective tax rate.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238